As filed with the Securities and Exchange Commission on July 2, 2012

Registration No. 333-182437

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

under

the Securities Act of 1933

HICKS ACQUISITION COMPANY II, INC.

(Exact name of Registrant as specified in its charter)

Delaware	6770	80-0611167
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Crescent Court, Suite 1200

Dallas, Texas 75201

(214) 615-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christina Weaver Vest

President, Chief Executive Officer and Chief Financial Officer

Hicks Acquisition Company II, Inc.

100 Crescent Court, Suite 1200

Dallas, Texas 75201

(214) 615-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Neal I. Aizenstein DLA Piper LLP 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 (312) 368-4000 (Phone) (312) 251-2870 (Fax)	Thomas J. Ferree Appleton Papers Inc. 825 East Wisconsin Avenue, P.O. Box 359 Appleton, Wisconsin 54912-0359 (920) 734-9841 (Phone)	Bruce S. Mendelsohn James A. Deeken Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036-6745 (212) 872-1000 (Phone) (212) 872-1002 (Fax)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Hicks Acquisition Company II, Inc. is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to its Registration Statement on Form S-4 (File No. 333-182437), filed with, and declared effective by, the Securities and Exchange Commission on June 29, 2012 (the “Original Registration Statement”), for the sole purpose of submitting XBRL-related exhibits.

Except for the matters described above, this Post-Effective Amendment does not modify or update disclosures in, or exhibits to, the Original Registration Statement. Furthermore, this amendment does not change any previously reported financial results, nor does it reflect events occurring after the date of the Original Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Limitation of Liability

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, Section 8.1 of the HACII charter provides that that no director shall be personally liable to HACII or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the HACII charter is to eliminate HACII’s rights and those of its stockholders (through stockholders’ derivative suits on HACII’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate HACII’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the HACII charter, the liability of HACII’s directors to HACII or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the HACII charter limiting or eliminating the liability of directors, whether by HACII’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits HACII to further limit or eliminate the liability of directors on a retroactive basis.

The HACII charter provides that no person who is or was a director of HACII shall be personally liable to HACII or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended.

If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to HACII or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.

Any repeal or amendment to HACII charter by the stockholders of HACII or by changes in law, or the adoption of any other inconsistent provision to the HACII charter will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits HACII to further limit or eliminate the liability of directors) and will not adversely affect any right or protection of a director of HACII existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Indemnification

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

The HACII charter provides that HACII will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former directors and officers, as well as those persons who, while directors or officers of HACII, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the HACII charter will be indemnified by HACII in connection with a proceeding initiated by such person only if such proceeding was authorized by HACII’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by the HACII charter is a contract right that includes the right to be paid by HACII the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the HACII charter may have or hereafter acquire under law, the HACII charter, HACII’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the HACII charter affecting indemnification rights, whether by HACII’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits HACII to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The HACII charter also permits the Company, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the HACII charter.

HACII’s bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the HACII charter. In addition, HACII’s bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by HACII within a specified period of time. HACII’s bylaws also permit HACII to purchase and maintain insurance, at HACII’s expense, to protect HACII and/or any director, officer, employee or agent of HACII or another entity, trust or other enterprise against any expense, liability or loss, whether or not HACII would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of HACII’s bylaws affecting indemnification rights, whether by HACII’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits HACII to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Upon closing of the Transaction, HACII intends to enter into indemnification agreements with each of its directors. These agreements will require HACII to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to HACII, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. HACII also intends to enter into indemnification agreements with its future directors.

Under the Equity Purchase Agreement, HACII agreed that its charter and bylaws shall contain provisions no less favorable with respect to indemnification than are set forth in its charter and bylaws as of the date of the Equity Purchase Agreement. Such indemnification provisions may not be amended, repealed or otherwise modified for a period of six years after the closing date of the Transaction in any manner that would adversely affect the rights of individuals who at or prior to the closing date of the Transaction were directors, officers, managers, managing members, agents or employees of Appleton or any of its subsidiaries or who were otherwise entitled to indemnification pursuant to the HACII charter and bylaws.

HACII also agreed to cause (including by paying premiums on the current insurance policies) to be maintained in effect for six years after the closing date of the Transaction the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of Appleton with respect to matters occurring prior to the closing of the Transaction. Notwithstanding the foregoing, HACII may substitute for such coverage policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered).

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling HACII pursuant to the foregoing provisions, HACII has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements.

(a)	Exhibits.

A list of Exhibits filed herewith is contained on the Index to Exhibits and is incorporated herein by reference.

(b)	Financial Statement Schedules.

All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts that would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in the registration statement.

Item 22.	Undertakings

(a) Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g) (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on July 2, 2012.

HICKS ACQUISITION COMPANY II, INC.

By:	/s/ Christina W. Vest
Name:	Christina Weaver Vest
Title:	President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

* Thomas O. Hicks	Chairman of the Board	July 2, 2012

/s/ Christina Weaver Vest Christina Weaver Vest	President, Chief Executive Officer and Chief Financial Officer (principal executive officer, principal financial officer and principal accounting officer)	July 2, 2012

* William A. Montgomery	Director	July 2, 2012

* William F. Quinn	Director	July 2, 2012

* James C. Musselman	Director	July 2, 2012

*	By:	/s/ Christina Weaver Vest	July 2, 2012
Christina Weaver Vest
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1*†	Equity Purchase Agreement, dated as of May 16, 2012, among HACII, PDC, Appleton and the Sponsor, included as Annex C to the proxy statement/prospectus.

2.2*	First Amendment to Equity Purchase Agreement, dated as of June 20, 2012, among HACII, PDC, Appleton and the Sponsor, included as Annex C to the proxy statement/prospectus.

2.3*	Second Amendment to Equity Purchase Agreement, dated as of June 26, 2012, among HACII, PDC, Appleton and the Sponsor, included as Annex C to the proxy statement/prospectus.

2.4*	Cross Purchase Agreement, dated as of May 16, 2012, between HACII and PDC, included as Annex D to the proxy statement/prospectus.

3.1	Amended and Restated Certificate of Incorporation of HACII (incorporated by reference to Exhibit 3.1 of HACII’s Current Report on Form 8-K filed with the SEC on October 15, 2010).

3.2	Amended and Restated Bylaws of HACII (incorporated by reference to Exhibit 3.2 of HACII’s Current Report on Form 8-K filed with the SEC on October 15, 2010).

4.1	Warrant Agreement between HACII and Continental Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.1 of HACII’s Current Report on Form 8-K filed with the SEC on October 15, 2010).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

99.1*	Form of Proxy for Special Meeting of Holders of HACII Warrants at 9:00 a.m. Central Daylight Time.

99.2*	Form of Proxy for Special Meeting of Holders of HACII Common Stock at 10:00 a.m. Central Daylight Time.

99.3*	Form of Proxy for Special Meeting of Holders of HACII Common Stock at 11:00 a.m. Central Daylight Time.

99.4*	Consent of Stephen P. Carter.

99.5*	Consent of Terry M. Murphy.

99.6*	Consent of Andrew F. Reardon.

99.7*	Consent of Mark R. Richards.

99.8*	Consent of Mark A. Suwyn.

99.9*	Consent of Kathi P. Seifert.

99.10*	Consent of Christina Weaver Vest.

99.11*	Consent of George W. Wurtz.

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomy Extension Schema Document.

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB**	XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Previously filed.
**	As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purposes of Sections 11 and 12 of the Securities Act of 1933, as amended, and Section 18 of the Securities Exchange Act of 1934, as amended.
†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish the omitted schedules to the Securities and Exchange Commission upon request.